Exhibit 99.1

First Foundation Completes Acquisition

of Premier Business Bank

IRVINE, CA – June 1, 2018 – First Foundation Inc. (NASDAQ: FFWM), a financial services company with two wholly-owned operating subsidiaries, First Foundation Advisors and First Foundation Bank (collectively “First Foundation”), announced that it has completed its acquisition, effective as of June 1, 2018, of PBB Bancorp and its wholly-owned subsidiary, Premier Business Bank, a California state-chartered bank with six branch offices and a SBA loan center located in Southern California and $640 million in total assets as of March 31, 2018. PBB Bancorp is the parent company of Premier Business Bank and its bank divisions, Premier Bank of Palos Verdes and First Mountain Bank.

“I am pleased to announce the completion of the acquisition of Premier Business Bank along with its divisions Premier Bank of Palos Verdes and First Mountain Bank,” said Scott F. Kavanaugh, CEO, First Foundation Inc. “This acquisition allows us to expand our presence in Southern California in a meaningful way with a team of dedicated and talented bankers who have strong ties to the community. We look forward to welcoming our new employees and serving all of our new clients.”

First Foundation also announced that its Board of Directors appointed David G. Lake to serve as a director effective on June 1, 2018.  Mr. Lake had previously served as the Chairman of the Board of Directors of PBB Bancorp.

Under the terms of the merger agreement, each share of PBB Bancorp common stock was converted into the right to receive 1.05 shares of FFWM common stock.

About First Foundation

First Foundation, a financial institution founded in 1990, provides private wealth management, personal banking, and business banking. The Company has offices in California, Nevada, and Hawaii with headquarters in Irvine, California. For more information, please visit www.firstfoundationinc.com.

Contact:

First Foundation Inc.

Tyler Resh

Director of Marketing and Strategy

949-202-4131

tresh@ff-inc.com

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including statements relating to our acquisition of PBB Bancorp, are subject to risks and uncertainties that could cause actual results, performance and/or achievements to differ materially from those projected. Such risks and uncertainties include, but are not limited to, the following factors: the expected cost savings, synergies and other financial benefits from the acquisition might not be realized within the expected time frames or at all; local, regional, national and international economic and market conditions and events and the impact they may have us and our customers, assets, and liabilities; and our success at managing the risks involved in the foregoing items and all other factors set forth in our public reports, including our Annual Report on Form 10-K for the year ended December 31, 2017, and particularly the discussion of risk factors within that document.

First Foundation undertakes no obligation to revise or publicly release any revision or update to these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.